EXHIBIT 10.22

PIVOT – ALTUM LICENSING AGREEMENT

This EXCLUSIVE LICENSING AGREEMENT is made this 12th day of September 2017 (hereinafter the “Effective Date”), by and between PIVOT PHARMACEUTICALS INC., a corporation organized under the laws of British Columbia with an address c/o Alexander Holburn Beaudin & Lang LLP at 2700-700 West Georgia Street, Vancouver, British Columbia V7Y 1B8 (hereinafter “PIVOT”) and ALTUM PHARMACEUTICALS INC., a corporation organized under the laws of British Columbia with an address c/o 1275 West 6th Street, Suite 300, Vancouver, BC V6C 1V5 (hereinafter “ALTUM”). PIVOT and ALTUM herein may be referred to individually as “Party” or together as “Parties.”

WITNESSETH:

WHEREAS, PIVOT wishes to acquire Worldwide rights from ALTUM for the use, development and commercialization of ALTUM’s BiPhasix Transdermal Drug Delivery Technology for the delivery and commercialization of Cannabinoids, Cannabidiol (CBD), and Tetrahydrocannabinol (THC) based Products, for human and animal use.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED IN THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1	“Agreement.” The term “Agreement” shall mean this Exclusive Licensing and Distribution Agreement and the exhibits hereto, as the same shall be amended from time to time.

1.2	“Applicable Laws.” The term “Applicable Laws” shall mean all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority having jurisdiction in or in respect of a given country in the Territory.

1.3	“Commercialize” and “Commercialization.” The terms “Commercialize” and “Commercialization” shall mean the activities undertaken to launch, market, promote, sell, offer to sell, have sold, use, import, have imported and distribute the Products in the Territory after the Effective Date, including activities to obtain Regulatory Approval.

1.4	“Commercially Reasonable Efforts.” The term “Commercially Reasonable Efforts” shall mean the carrying out of obligations in a diligent, good faith and sustained manner using such efforts and employing such resources as would normally be exerted or employed by a similarly situated (with respect to size and assets) and prudent business Person in the normal course of the business to accomplish an important objective, but shall not mean the efforts that could, if carried out, have a significant negative impact such Person’s relevant business unit.

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1.5	“Confidential Information.” The term “Confidential Information” shall mean information received (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party is informed is confidential or has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

(a)	was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

(b)	was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

(c)	becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

(d)	is obtained by the Receiving Party or its Affiliates from any Third Party without an obligation of confidentiality; or

(e)	is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

1.6	“Damages.” The term “Damages” shall mean all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto and/or its Affiliates (including interest which may be imposed in connection therewith).

1.7	“Dispute.” The term “Dispute” shall have the meaning set forth in Section 10.2

1.8	“Dispute Resolution Process.” The term “Dispute Resolution Process” shall mean the mechanism set forth in Article 10 hereof for resolving Disputes among the Parties.

1.9	“Dollars” and “$” and “USD” shall mean U.S. Dollars and any monetary figures expressed in this Agreement shall mean U.S. Dollars;

1.10	“Effective Date.” The term “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.11	“Governmental” or “Regulatory Authority.” The terms “Governmental” or “Regulatory Authority” shall mean any federal, provincial or local governmental or regulatory authority, agency, commission, court or instrumentality located within the Territory and having jurisdiction over a given country in it, or their international equivalents.

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1.12	“Includes” or “Including.” The term “includes” or “including” means, “includes without limitation” and “including, without limitation”, respectively.

1.13	“Interpretation.” The term “Interpretation” shall mean, unless the context of this Agreement otherwise requires, (i) words of any gender include every other gender; (ii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to the entire Agreement; and (iii) the terms “Article” and “Section” refer to the specified Article and Section of the Agreement. Whenever this Agreement refers to number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the generally accepted accounting principles as consistently applied by ALTUM.

1.14	“NHP Products”. The term “NHP Products” (Natural Health Products) defined as vitamins and minerals, herbal remedies, homeopathic medicines, traditional medicines such as Traditional Chinese Medicines, probiotics, and other products like amino acids and essential fatty acids which can be delivered through the using BiPhasix technology and know-how.

1.15	“Net Sales”. The term “Net Sales” shall mean the gross amount (excluding customary freight, shipping insurance and other transportation expenses) invoiced by PIVOT or its Affiliates for the sale of Products to any Third Party, less the following amounts: (a) normal and customary trade, cash and quantity discounts actually given, rebates, and (b) credits, price adjustments or allowances for damaged products, returns or rejections of products; and (c) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale or other disposition, to the extent that such items are included in the gross invoice price and actually borne by PIVOT or its Affiliates without reimbursement from any Third Party.

1.16	“Order.” The term “Order” shall mean any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case, whether preliminary or final).

1.17	“Person.” The term “Person” shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, entity, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.18	“Product.” The term “Product” shall mean any pharmaceutical product, development candidate for human or animal use arising out of the collaboration based on the BiPhasix CBD Intellectual Property Rights, ALTUM Know-How or ALTUM Patents as defined below.

1.19	“Regulatory Approval(s).” The term “Regulatory Approval(s)” shall mean the approval required to lawfully import, store, market, promote, price, sell, distribute and use the Products in each country in the Territory, including, approval of the Products labeling and packaging inserts, from any and all applicable Governmental or Regulatory Authority having jurisdiction in such country.

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1.20	“Renewal Period.” The term “Renewal Period” shall have the meaning set forth in Section 11.1 of this Agreement.

1.21	“Representative(s).” The term “Representative(s)” of a Party shall mean a Party’s or its Affiliates’ agents, contractors, employees, officers, directors, consultants, and advisors.

1.22	“ALTUM Intellectual Property Rights.” The term “ALTUM Intellectual Property Rights” shall mean ALTUM Know-How, ALTUM Patents and ALTUM Trademarks with regards to BiPhasix Transdermal Drug Delivery Technology for the delivery and commercialization of Cannabinoids, Cannabidiol (CBD), and Tetrahydrocannabinol (THC) product, in each case whether registered or unregistered, applied for, not applied for, or granted, and including applications for registration, and all rights or forms of protection in the individual country of the Territory having equivalent or similar effect anywhere in the world.

1.23	“ALTUM Know‑How.” The term “ALTUM Know-How” shall mean all information, procedures, instructions, techniques, data, regulatory dossiers, technical information, knowledge and experience (including, without limitation, toxicological, pharmaceutical, clinical, non‑clinical and medical, chemistry and analytical data, health registration data and marketing data), designs, dossiers (including, without limitation, manufacturing assay and quality control dossiers), manufacturing formulae, processing specifications, know-how, trade secrets and technology relating to or concerned with the Products whether in written, electronic or other form.

1.24	“ALTUM Patents.” The term “Patents” shall mean BiPhasix patents with regards to BiPhasix Transdermal Drug Delivery Technology for the delivery and commercialization of Cannabinoids, Cannabidiol (CBD) and Tetrahydrocannabinol (THC) based products, including reissues, extensions and patents of addition, and patent applications, continuations, divisional patents and continuations-in-part that are owned or controlled by ALTUM in the Territory, and for which ALTUM has the right to grant licenses thereto hereunder, and the claims of which cover the ALTUM Know-How or the Products now existing or hereinafter obtained.

1.25	“Term.” The term “Term” shall have the meaning set forth in Section 11.1 of this Agreement.

1.26	“Territory.” The term “Territory” shall have the meaning set forth in the preamble to this Agreement.

1.27	“Third Party” or “Third Parties.” The term “Third Party” or “Third Parties” shall mean any entity or person that is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement.

1.28	“Third Party Manufacturer.” The term “Third Party Manufacturer” shall mean a Third Party who manufactures Products on behalf of ALTUM, unless otherwise set forth in this Agreement.

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2.	LICENSE & COLLABORATION

2.1	License and Ownership transfer.

Subject to the terms and conditions set forth in this Agreement,

(a)	ALTUM grants to PIVOT exclusive Worldwide rights to BiPhasix Transdermal Drug Delivery Technology for the delivery and commercialization of Cannabinoids, Cannabidiol (CBD), and Tetrahydrocannabinol (THC) based products;

(b)	ALTUM shall not grant to any Third Party, any rights or license to BiPhasix Transdermal Drug Delivery Technology for the delivery and commercialization of Cannabinoids, Cannabidiol (CBD), and Tetrahydrocannabinol (THC) based products within the Territory for the Term of this Agreement.

2.2	Financial Considerations

(a)	Upfront payment upon closing of this Agreement of 2,500,000 Common Shares of Pivot; and a milestone payment of 2,500,000 common shares upon Pivot receiving a Health Canada Natural Product Number approval (NPN) for a CBD Product developed using BiPhasix technology.

(b)	PIVOT will pay to ALTUM 5% on Gross Sales. All Payments to be made by PIVOT to ALTUM under this Agreement shall be paid within thirty (30) calendar days from of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each Payment shall be accompanied by a report of Gross Sales of Products and NHP Products in sufficient detail to permit confirmation of the accuracy of the Payment made, including, on a country-country basis, Gross Sales of Products in U.S. dollars, Euro and other currencies in the Territory.

(c)	Pharmaceutical Products:

US $1,000,000 payable upon first IND approval; US $1,000,000 payable upon positive outcome of Phase II trial in first indication; US $2,000,000 payable upon NDA approval

3.	CONSIDERATION AND OTHER PERFORMANCE OBLIGATIONS

3.1	Cooperation. ALTUM shall provide consultation and advice to PIVOT with regards to scientific and technical issues regarding the Products and NHP Products. Such consultation or participation shall not exceed twelve (6) hours per month and be paid by PIVOT upon invoicing by ALTUM. PIVOT shall reimburse ALTUM for all other reasonable expenses incurred by ALTUM or any such other personnel in relation to the foregoing.

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4.	CONFIDENTIALITY UNDERTAKING

4.1	Confidential Information. The Parties hereto agree that at all times during the Term of this Agreement and at all times following the termination of this Agreement, the Receiving Party will keep completely confidential, will not publish or otherwise disclose, and will not use directly or indirectly for any purpose whatsoever, other than as contemplated by this Agreement, any Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on, or after the Effective Date. Notwithstanding anything to the contrary herein provided, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

4.2	Disclosure. Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:

(a)	made in response to a valid Order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party of such Order or subpoena and have given the Disclosing Party a reasonable opportunity to quash such Order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such Order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure Order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental Order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental Order or subpoena; or

(b)	otherwise permitted pursuant to Section 7.4.

4.3	Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party, as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any unauthorized use, disclosure, loss of the Disclosing Party’s Confidential Information or jeopardy of the confidentiality of the Disclosing Party’s Confidential Information.

4.4	Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction may cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 4, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to pursue, from any court of competent jurisdiction, injunctive relief. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section 4.4 is intended, or should be construed, to limit a Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any provision of this Agreement.

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4.5	Ownership. Subject to the license and Commercialization rights granted hereunder, ownership of each Party’s proprietary information, including Confidential Information shall remain with the original owner.

5.	INTELLECTUAL PROPERTY, REGULATORY APPROVALS AND COMPLIANCE WITH LAWS

5.1	ALTUM owns and shall retain all its rights, title and interest in, to and under the ALTUM Intellectual Property Rights, except to the extent that any such rights are expressly licensed by ALTUM to PIVOT under this Agreement or are arising out of the preclinical and clinical development serviced by ALTUM to PIVOT. ALTUM shall have the sole right, but not the obligation, to prosecute and maintain the ALTUM Intellectual Property Rights.

5.2	PIVOT ensures, for any Commercialization effort of NHP Products, that only the pertinent ALTUM Trademarks are used, and that such appropriate ALTUM Trademarks are used for every package of the NHP Products. Any use of the ALTUM Trademarks by PIVOT shall be deemed use by ALTUM for the purposes of allocation of ownership of such trademarks.

5.3	PIVOT agrees to use Commercially Reasonable Efforts not to combine or associate any other trademarks to the ALTUM Trademarks for the Products which may be confusingly similar to the ALTUM Trademarks.

5.4	PIVOT acknowledges and recognizes ALTUM’s sole and exclusive rights in and to the ALTUM Intellectual Property Rights, in particular the ALTUM Trademarks, and agrees that it will not at any time during or following the expiry or termination of this Agreement, directly or indirectly, infringe, endanger or adversely affect same or contest the validity thereof. PIVOT further undertakes that if under the laws of the Territory, PIVOT may acquire any rights in or to the ALTUM Trademark, PIVOT hereby transfers to ALTUM in advance any trademark and other industrial property rights in designations which may arise in the Territory as consequence of the use of the ALTUM Trademarks by PIVOT. If such transfer should not be possible, PIVOT grants ALTUM an exclusive, worldwide, royalty-free, paid-up, sub licensable and transferable license in these rights and shall henceforth hold them in trust for ALTUM as ALTUM’s sole and absolute property.

5.5	As far as PIVOT uses the ALTUM Trademark hereunder, PIVOT shall, at its own costs and expense, with the assistance of ALTUM, concern itself with and take responsibility for any possible dispute relative to the ALTUM Trademarks in the Territory.

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5.6	Enforcement of ALTUM Intellectual Property Rights:

5.6.1	Each Party agrees to promptly notify the other Party of any actual or suspected infringement or misappropriation of ALTUM Intellectual Property Rights that may come to its attention in the Territory, and will provide such other Party with any information with respect thereto. In the event of any past, present or future infringement or misappropriation of ALTUM Intellectual Property Rights by a Third Party in the Territory, the Parties agree to discuss and, if necessary, to implement a plan for pursuit of any and all injunctive relief, and any and all compensatory and other remedies and relief (collectively, “Remedies”) against such Third Party.

5.6.1	In any event, ALTUM shall have the first right, but not the obligation, to pursue Remedies against such Third Party. If ALTUM declines its intention to pursue Remedies, then PIVOT shall have the right, but not the obligation, to step in. If a Party pursues Remedies under this Section 5.6, the other Party will use its Commercially Reasonable Efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any Damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will be distributed to the Party that pursued the Remedies. Should both Parties have mutually agreed to pursue Remedies against a Third Party and have equally shared in the costs and expenses related to such Pursuit, then after the payment of both Parties’ expenses, the Parties agree to share on an equal basis any remaining Damages or other amounts collected.

5.6.1	Sections 6.6.1 and 6.6.2 shall apply accordingly if a Third-party asserts claims that the Products infringe its intellectual property rights.

5.7	Regulatory Approvals. PIVOT or its Affiliates with support of ALTUM will obtain, and maintain all applicable Regulatory Approval(s) of, and for, the Products and NHP Products and with all applicable Governmental or Regulatory Authorities in the Territory to store, market, promote, sell or use the Product if required. PIVOT shall be responsible for all out of pocket expenses of ALTUM related to its support of PIVOT or its Affiliates in obtaining such Regulatory Approvals. ALTUM shall provide detailed Third Party invoices for reimbursement of these expenses.

6.	ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

6.1	Compliance with Laws. ALTUM and PIVOT each will keep all records and reports required to be kept by it pursuant to Applicable Laws in accordance with any Governmental or Regulatory Authority and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. ALTUM and PIVOT each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any Governmental or Regulatory Authority inspection, investigation or other inquiry, or other notice or communication of any type from a Governmental or Regulatory Authority, involving Commercialization in the Territory. PIVOT and ALTUM will cooperate with each other during any such inspection, investigation or other inquiry including allowing, upon reasonable request, a Representative of the other Party to be present during any such inspection, investigation or other inquiry and providing copies of all relevant documents. PIVOT and ALTUM will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, ALTUM will be responsible for deciding the appropriate form and content of any response with respect to any of the cited activities.

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6.2	Expenses. ALTUM and PIVOT will each bear its own respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

6.3	Reasonable Efforts. ALTUM and PIVOT each agree to use its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities at each respective Party’s cost and expense. For the avoidance of doubt, ALTUM’s obligation to support PIVOT is limited to the provision of ALTUM Know-How and data, documentation, information and reports in the form, format and quality as available to ALTUM; in no event shall ALTUM be obliged to translate, summarize, re-arrange, re-format, compile, correct, enhance, evaluate, interpret or otherwise undertake secondary review of any material or development data to be provided to PIVOT pursuant to this Agreement.

6.4	Publicity. The Parties agree that PIVOT and ALTUM will issue a publicity release or announcement related to the Agreement to be previously agreed upon by both Parties. Notwithstanding anything in this Section 6.4 to the contrary, each Party may make filings and disclosures that are required by Applicable Laws including filings and disclosures required by any applicable securities exchanges that discuss the subject matter of this Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than three (3) business days to review and comment on such filings pertaining to the transactions contemplated hereby, and such Party does not unreasonably reject the incorporation of such comments into such filings. Further, each Party shall be entitled to disclose this Agreement and the terms contained herein in communication with actual or potential investors, lenders, acquirers, merger partners, consultants, advisors, licensees, sublicensees and collaborators, but solely on a need to know basis and in each case solely under appropriate legally binding confidentiality provisions and prior information of the other party.

6.5	Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Party, relating in any way to the Products in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its Commercially Reasonable Efforts to make available to the other Party its employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean, “providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed eighty (80) hours (e.g., approximately ten (10) eight (8) hour business days)”, and provided further that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

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6.6	Conflicting Rights. Neither Party will grant any right to any Third Party that would violate the terms and conditions of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

6.7	Deemed Breach of Covenant. Neither Party will be deemed to be in breach of this Agreement to the extent such Party’s breach is the result of any fraud action or inaction on the part of the other Party.

7.	REPRESENTATIONS AND WARRANTIES OF ALTUM

7.1	Organization and Standing. ALTUM represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of Germany.

7.2	Power and Authority. ALTUM represents and warrants that (i) ALTUM has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered pursuant to it and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance of this Agreement by ALTUM does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of ALTUM’s organizational documents, bylaws, or any Applicable Law applicable to ALTUM, or any agreement, mortgage, lease, instrument, Order, judgment, or decree to which ALTUM is a party or by which ALTUM or any of its Products are bound.

7.3	Corporate Action; Binding Effect. ALTUM represents and warrants that (i) ALTUM has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by ALTUM and constitutes, and the other instruments contemplated hereby when duly executed and delivered by ALTUM will constitute, legal, valid, and binding obligations of ALTUM enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

7.4	Governmental Approval. ALTUM represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement.

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8.	REPRESENTATIONS AND WARRANTIES OF PIVOT

8.1	Organization and Standing. PIVOT represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia. PIVOT and its Affiliates are each duly qualified to conduct their respective businesses and are in good standing in the Territory wherein the nature of such business requires such qualification.

8.2	Power and Authority. PIVOT represents and warrants that (i) PIVOT has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it and to consummate the transactions contemplated herein; (ii) the execution, delivery, and performance of this Agreement by PIVOT does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of PIVOT’s organizational documents, bylaws, any Applicable Law applicable to PIVOT, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which PIVOT is a party or by which PIVOT is bound.

8.3	Corporate Action; Binding Effect. PIVOT represents and warrants that (i) PIVOT has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by PIVOT and constitutes legal, valid, and binding obligations of PIVOT enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

8.4	Governmental Approval. PIVOT represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement.

8.5	Litigation. PIVOT represents and warrants that there are no pending or, to PIVOT’s knowledge as of the Effective Date, threatened judicial, administrative or arbitral actions or proceedings pending as of the date hereof against PIVOT or its Affiliates which, either individually or together with any other actions or proceedings, will have a material adverse effect on the ability of PIVOT to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

8.6	Regulatory Clearance. PIVOT and its Affiliates have not received or been subject to (i) any Governmental or Regulatory Authority notices of adverse findings indirectly or directly relating to any of its activities, including the commercialization of any product or the storage thereof; or (ii) any warning letters or other written correspondence from any Governmental or Regulatory Authority indirectly or directly relating to any of its activities, including the commercialization of any product or the storage thereof, in which such Governmental or Regulatory Authority asserted that the operations of PIVOT were not in compliance with Applicable Laws with respect to any products, facilities, labeling requirements or such other requirements applicable to it.

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9.	INDEMNIFICATION

9.1	General Indemnification by ALTUM. ALTUM agrees to defend, indemnify and hold PIVOT its Affiliates, Representatives, and permitted assigns harmless from any and all damages incurred by or rendered against PIVOT as a result of any Third Party claim or suit brought to the extent resulting from a breach by ALTUM of a material representation, warranty or covenant as set forth in this Agreement, or ALTUM’s negligence or willful misconduct, except for claims that are caused or aggravated in material part by PIVOT’s negligence, willful misconduct, or a breach of a material representation, warranty or covenant provided herein by PIVOT. PIVOT shall give prompt written notice of any such claim or suit, and ALTUM shall undertake the defense thereof, at ALTUM’s expense; provided, however, ALTUM shall not settle, offer to settle, or admit liability for Damages without the prior written consent of PIVOT, which consent shall not be unreasonably withheld. PIVOT shall cooperate in such defense, to the extent requested by ALTUM, at ALTUM’s expense. PIVOT shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which PIVOT seeks indemnification under this Section 9.1, PIVOT shall not settle, offer to settle, or admit liability for Damages without the prior written consent of ALTUM.

9.2	General Indemnification by PIVOT. PIVOT agrees to defend, indemnify and hold ALTUM its Affiliates, Representatives, and permitted assigns harmless from any and all Damages incurred by or rendered against ALTUM as a result of any Third Party claim or suit brought to the extent resulting from a breach by PIVOT of a material representation, warranty or covenant as set forth in this Agreement, or PIVOT’s negligence or willful misconduct, except for claims that are caused or aggravated in substantial part by ALTUM’s negligence, willful misconduct, or a breach of a material representation, warranty or covenant provided herein by ALTUM. ALTUM shall give prompt written notice of any such claim or suit, and PIVOT shall undertake the defense thereof, at PIVOT’s expense; provided, however, PIVOT shall not settle, offer to settle, or admit liability for Damages without the prior written consent of ALTUM. ALTUM shall cooperate in such defense, to the extent reasonably requested by PIVOT, at PIVOT’s expense. ALTUM shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which ALTUM seeks indemnification under this Section 9.2, ALTUM shall not settle, offer to settle, or admit liability for Damages without the prior written consent of PIVOT.

9.3	Mitigation. In the event of any occurrence which may result in either Party becoming liable under Sections 9.1or 9.2, the other Party shall use Commercially Reasonable Efforts to take such actions as may be reasonably necessary to mitigate the Damages payable by the indemnifying Party under such Sections, respectively, as the case may be.

9.4	Limited Liability. Neither Party to this Agreement shall be responsible to the other Party for any punitive, exemplary, consequential, incidental, indirect nor like Damages (including lost profits), nor for Damages resulting from the loss of goodwill or any other alleged loss. The intention of the Parties is that the indemnifying Party under Sections 9.1, 9.2,9.3 shall only be responsible to the other Party for actual compensatory Damages sustained or incurred as a result of or with respect to the act giving rise to the indemnification.

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10.	DISPUTE RESOLUTION

10.1	The Parties agree to implement the steps as set forth in Article 10 (“Dispute Resolution Process”) prior to proceeding with the termination of this Agreement on basis of material breach pursuant to Section 12.2 (a) or, as applicable, Section 12.2 (b) unless both Parties, in writing, agree to waive their right to proceed with the Dispute Resolution Process in which case the Parties will be free to terminate under the conditions therein, it being understood that any dispute about the existence or cure of a breach shall be resolved in accordance with Section 14.7. It is not the intent of the Parties to utilize the Dispute Resolution Process for events other than the termination scenarios pursuant to Section 11.2(a) or, as applicable, Section 12.2 (b).

10.2	All disputes about the existence or cure of a breach that would entitle a Party to terminate the Agreement pursuant to Section 12.2 (a) or, as applicable, Section 12.2 (b) (each, a “Dispute”) will be referred in writing by the Party raising the Dispute to the person designated in Section 13.2 for attempted resolution by good faith negotiations. If the Dispute remains unresolved for more than thirty (30) business days after the notice of such Dispute, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 10.3.

10.3	If any Dispute is not resolved in accordance with Section 10.2, the Dispute will be referred in writing to ALTUM’s Chief Executive Officer and PIVOT’s President and Chief Executive Officer for attempted resolution by good faith negotiations with the assistance of a neutral person appointed by British Columbia International Commercial Arbitration Centre administered under its Commercial Mediation Rules. If they are unable to resolve any Dispute within fifteen (15) business days after the referral of such Dispute to them, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 10.4.

10.4	If any Dispute is not resolved in accordance with either Section 10.2 or 10.3, either of the Parties may submit the Dispute to arbitration by the British Columbia International Commercial Arbitration Centre, pursuant to its rules. If the Parties are unable to resolve such Dispute within sixty (60) calendar days after the referral of the Dispute to arbitration, the Parties will no longer be bound by the Dispute Resolution Process (except with respect to the confidentiality of the mediation) with respect to such Dispute.

10.5	No Dispute under this Agreement will be the subject of formal judicial proceedings between ALTUM and PIVOT before completion of the entire Dispute Resolution Process, unless waived by each of the Parties in writing, except for an action to seek injunctive relief to protect Confidential Information pursuant to this Agreement.

11.	TERM AND TERMINATION

11.1	Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect for a term of three (3) years from the first Commercialization in the Territory (the “Initial Term”). In addition, after the expiration of the Initial Term, this Agreement shall automatically be renewed annually for consecutive terms of one (1) year each (“Renewal Period”) unless otherwise terminated in accordance with this Agreement (“Initial Tem” and “Renewal Term” also referred to as “Term”).

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11.2	Termination. This Agreement may be terminated as follows:

(a)	Material Breach by PIVOT. In the event of a material breach by PIVOT of any provision in this Agreement, ALTUM will provide written notice to PIVOT of such material breach. PIVOT shall have sixty (60) days from the date of the notice to rectify the breach, or shall have commenced reasonable action to cure such breach to the satisfaction of ALTUM, in its absolute discretion, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach or dispute whether such breach has been cured to the reasonable satisfaction of ALTUM, the Parties shall commence the Dispute Resolution Process as set forth in Article 10.

(b)	Material Breach by ALTUM. In the event of a material breach by ALTUM of any provision in this Agreement, PIVOT will provide written notice to ALTUM of such material breach. ALTUM shall have sixty (60) days to rectify the breach, or shall have commenced reasonable action to cure such breach to the reasonable satisfaction of PIVOT, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach or dispute whether such breach has been cured to the reasonable satisfaction of PIVOT, the Parties shall commence the Dispute Resolution Process as set forth in Article10.

(c)	Mutual Consent. This Agreement may be terminated at any time by the mutual consent of the Parties in writing.

(d)	Completion of Term. Either Party may terminate this Agreement without cause with effect as of the end of the Initial Term of this Agreement or, as applicable, the end of any Renewal Period, upon providing at least ninety (90) days prior written notice prior to the end of the Initial Term or, as applicable, Renewal Period to the other Party.

(e)	Termination for Force Majeure. If the occurrence of an event of force majeure causes a Party to fail or delay the performance of its contractual obligations for a period of three (3) consecutive months or longer, the other Party may terminate this Agreement by written notice to the Party failing or delaying performance with immediate effect.

12.	RIGHTS AND OBLIGATIONS UPON TERMINATION

12.1	Effect of Termination. Upon termination of this Agreement the licenses granted by ALTUM to PIVOT shall terminate. Each of the Parties shall be solely responsible for its own respective expenses and all the Disclosing Party’s Confidential Information shall be returned to the Disclosing Party or destroyed upon termination of this Agreement. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to termination under this Agreement.

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12.2	Survival Provisions. The Parties agree that the following provisions will survive the Agreement; the definitions of Article 1 to the extent such Definitions pertain to terms in surviving provisions, Articles 4, 6, 7, 10, 13 and 14.

13.	MISCELLANEOUS

13.1	Assignment. Neither Party may assign its rights, interests or obligations under this Agreement without having obtained the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or in connection with a merger, transfer, sale of all or substantially all of its assets. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.

13.2	Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, email, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) business day following the date of post mark in the case of delivery by mail) as follows:

If to ALTUM:

Altum Pharmaceuticals Inc. #300 – 1275 West 6th Avenue Vancouver, BC V6H 1A6 Attn: Mr. Haneef Esmail

If to PIVOT:

Pivot Pharmaceuticals Inc. c/o Alexander Holburn Beaudin & Lang LLP 2700-700 West Georgia Street, Vancouver, British Columbia V7Y 1B8 Attention: Stewart Muglich or Patrick Frankham, CEO

Email: pfrankham@pivotpharma.com

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 13.2 by any Party hereto to the other Party.

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13.3	Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of ALTUM or PIVOT in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either ALTUM or PIVOT of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.4	Entire Agreement. This Agreement, each of its, exhibits, schedules and certificates, as each are executed by the Parties whether or not they have the same Effective Date, and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

13.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties. The same applies to an amendment or waiver of this written form requirement.

13.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

13.7	Governing Law. This Agreement will be governed and construed in accordance with the laws of Canada, excluding any choice of law rules that may direct the application of any other laws. The Parties hereby attorn to the exclusive jurisdiction of the provincial and federal courts located in the city Vancouver, British Columbia in relation to all disputes arising from the Agreement.

13.8	Captions. All sections, titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or Interpretation of this Agreement.

13.9	No Third-Party Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement except for the indemnified Persons indemnified pursuant to Section 10 which shall be entitled to enforce their rights against the respective indemnitor.

13.10	Construction. This Agreement will be deemed to have been drafted by both ALTUM and PIVOT and will not be construed against either Party as the draftsperson hereof. Each of the Parties hereto confirms that it has respectively retained the services of independent legal counsels for the drafting and negotiation of this Agreement. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

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13.11	Exhibits and Schedules. Each exhibit and schedule attached to this Agreement hereto is incorporated herein by reference and made a part of this Agreement.

13.12	No Other Relationship. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

13.13	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby and the invalid, illegal or unenforceable provision(s) shall be replaced by provision(s) that are acceptable to both parties, are valid, legal and enforceable, and come as close as possible to reflect accurately the intentions of the parties underlying the invalid, illegal or unenforceable provision(s).

13.14	Force Majeure. Neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, governmental action, fire, earthquake, hurricane, accident or other casualty, strike or labor disturbance, act of God or the public enemy, or any other contingency beyond the Party’s reasonable control. In the event of the applicability of this Section 13.144, the Party failing or delaying performance shall use Commercially Reasonable Efforts to eliminate, cure and overcome as promptly as possible any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the other Party in writing pursuant to the provisions of Section 13.2 herein, setting forth the nature of the occurrence, its expected duration, and how such Party’s performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

13.15	The Parties hereto have requested that this Agreement be prepared in the English language.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

ALTUM PHARMACEUTICALS INC.

Per:	/s/ Haneef Esmail
Mr. Haneef Esmail, Director

PIVOT PHARMACEUTICALS INC.

Per:	/s/ Patrick Frankham
Patrick Frankham, PhD, MBA

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16147-2
U.S. Provisional
May 26, 2017
Filing Version

BIPHASIC CANNABINOID DELIVERY

Field Of The Invention

The invention relates to compositions for delivery of a cannabinoid and related methods and uses. More particularly, the present invention relates to a cannabinoid biphasic lipid-vesicle composition and related methods and uses. The cannabinoid biphasic lipid-vesicle composition can be formulated into a variety of formats.

Background of the Invention

Cannabis sativa, commonly known as marijuana, and its major psychoactive ingredient, Δ^9-tetrahydrocannabinol (Δ^9-THC), and various other cannabis constituents, termed cannabinoids, have been widely studied. Herbal cannabis contains more than 400 chemicals and over 60 cannabinoids, including the tetrahydrocannabinols (THC), Δ^9-THC, ^{9}-THC Propyl Analogue (THC-V); Cannabidiol (CBD); Cannabidiol Propyl Analogue (CBD-V); Cannabinol (CBN), Cannabichromene (CBC); cannabinodiol (CBDL); cannabicyclol (CBL); Cannabichromene Propyl Analogue (CBC-V); cannabielsoin (CBE); cannabitriol (CBT) and Cannabigerol (CBG). Herbal cannabis also includes more than a dozen terpenoids and several flavonoids.

"Cannabinoid receptors" are cells in the brain and other organs that contain specific protein receptors which recognize THC and some other cannabinoids and trigger cell responses. Some of the cannabinoids do not bind to these cannabinoid receptors and exert their effects by other ways. CB1 receptors are found in high concentrations within the brain and spinal cord. They are also present in certain peripheral cells and tissues (some neurons, some endocrine glands, leukocytes, spleen, heart and parts of the reproductive, urinary and gastrointestinal tracts). CB2 receptors are expressed primarily by immune cells and tissues (leukocytes, spleen and tonsils).

Cannabinoids are lipophilic and potentially acid-labile compounds. Because of their hydrophobic nature, cannabinoids are poorly absorbed systemically from oral dosage forms because of the poor dissolution of cannabinoids in the aqueous environment of gastrointestinal tract. Because of their poor absorption and poor bioavailability, oral formulations are disadvantageous.

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